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THE L.E. MYERS CO. GROUP

                                                                      EXHIBIT 11

SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
(In thousands, except per share data)

- ------------------------------------------------------------------------------------------------------------
PERIOD ENDED MARCH 31                                                              THREE MONTHS
- ------------------------------------------------------------------------------------------------------------
                                                                           1995                    1994
                                                                       ------------            ------------
Net income                                                             $        252           $          26
                                                                       ------------------------------------
Weighted average number of common shares
  outstanding during the period                                               2,379                   2,393


Add - common equivalent shares (determined
  using the "treasury stock" method)
  representing shares issuable upon
  exercise of the common stock equivalents                                      154                     110
                                                                       ------------------------------------

   Weighted average number of shares
      for income per common share                                             2,533                   2,503
                                                                       ====================================

Income per common share                                                $        .10           $         .01
                                                                       ====================================





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